Example Template : 77O

DWS Small Cap Growth Fund

N-Sar April 1, 2011 - September 30, 2011

Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total ($)
Amt of
Offering
Amt of
shares Purch
by Fund
% of Offering
Purchased by
Fund
% of Funds
Total
Assets
Brokers
Purchased
From


HOME AWAY, INC.
43739Q100
6/28/2011
216,000,000
$27.00

567
0.01%

DB, GS, JPM, MS
MS